Exhibit 99.1

JOHNSON & JOHNSON ANNOUNCES ACTIONS TO STRENGTHEN MEDICAL DEVICES LEADERSHIP POSITION IN EVOLVING HEALTHCARE MARKETPLACE
Restructuring Designed to Accelerate Pace of Innovation, Address Unmet Patient Needs and Drive Growth
Identifies Projected, Annualized Pre-Tax Cost Savings of $800 Million to $1.0 Billion, with Majority Realized by the End of 2018
Expects to Take Associated Pre-Tax Restructuring Charges of $2.0 Billion to $2.4 Billion, Including Approximately $600 Million in Fourth Quarter 2015
Confirms Guidance for 2015
New Brunswick, N.J., (January 19, 2016) - Johnson & Johnson today announced restructuring actions in its Medical Devices businesses to better serve the needs of customers and patients in today’s evolving healthcare marketplace. The company is undertaking actions to strengthen its go-to-market model, accelerate the pace of innovation, further prioritize key platforms and geographies, and streamline operations while maintaining high quality standards.
The company’s Consumer Medical Devices businesses, Vision Care and Diabetes Care, are not impacted by these actions.
“As a market leader, we are committed to leveraging our breadth and scale to shape the future of the medical device industry, for the benefit of those we serve,” said Gary Pruden, Worldwide Chairman, Johnson & Johnson Medical Devices. “The bold steps we are taking today are to evolve our offerings, structure and footprint and increase our investment in innovation. These actions recognize the changing needs of the global medical device market and will deliver more value to customers, increasing our competitive advantage and driving growth and profitability for our business.”

The actions are expected to result in annualized pre-tax cost savings of $800 million to $1.0 billion, the majority of which is expected to be realized by the end of 2018, including approximately $200 million in 2016. The savings will provide the company with added flexibility and resources to fund investment in new growth opportunities and innovative solutions for customers and patients. In connection with its plans, the company expects to record pre-tax restructuring charges of approximately $2.0 billion to $2.4 billion, which will be treated as special items, of which approximately $600 million will be recorded in the fourth quarter of 2015. The company confirmed the full-year 2015 guidance it provided on October 13, 2015 for sales of $70.0 billion to $71.0 billion and adjusted earnings for the full-year 2015 of $6.15 to $6.20 per share, which excludes special items such as restructuring charges.*
The company estimates that the actions announced today will result in position eliminations of approximately 4 to 6 percent of the Medical Devices segment’s global workforce over the next two years, subject to any consultation procedures in countries where required. Additional information regarding today’s announcement can be found in the FAQ posted on www.investor.jnj.com/MDFAQ. Further commentary will be provided during the company’s fourth quarter earnings conference call scheduled for January 26, 2016.
In conjunction with this announcement, the company will use a new format for the reporting of sales in the Medical Devices segment. Historical sales results in the new format are also available at www.investor.jnj.com/MDFAQ.
About Johnson & Johnson
Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Johnson & Johnson Medical Devices Companies
Having made significant contributions to surgery for more than a century, the Johnson & Johnson Medical Devices Companies are in the business of reaching more patients and restoring more lives. The group represents the most comprehensive surgical technology and specialty solutions business in the world, offering an unparalleled breadth of products, services, programs and research and development capabilities directed at advancing patient care while delivering clinical and economic value to health care systems worldwide.
* Adjusted earnings is a non-GAAP financial measure and should not be considered a replacement for GAAP financial measures.

Cautions Concerning Forward-Looking Statements:  This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 related to restructuring plans. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: the ability of the company to successfully execute strategic plans; any required consultation procedures relating to workforce actions; the potential that the expected benefits and opportunities related to the restructuring may not be realized or may take longer to realize than expected; economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; uncertainty of commercial success for new or existing products; impact of business combinations and divestitures; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to applicable laws and regulations, including global health care reforms; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including in Exhibit 99 thereto, and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.